Exhibit 23

March 26, 2021

BNY Mellon Trust Company, N.A.

601 Travis, Floor 16

Houston, TX 77002

Re: MRT Consent Letter

Dear Ms. Rodgers:

This letter is to confirm that Miller and Lents, Ltd. (M&L) authorizes BNY Mellon Trust Company, N.A. (BNYM) to use our name and report dated March 16, 2021, related to the Mesa Royalty Trust (MRT) for use in the electronic filing of the MRT Annual Report on Form 10-K with the SEC.

Please provide us with an exact copy of the Annual Report on Form 10-K as electronically filed with the SEC.

Very truly yours,
Miller and Lents, Ltd. Texas Registered Engineering Firm No. F-1442

By
Jennifer A. Godbold, P. E. Vice President